Exhibit 99.1

First Interstate BancSystem, Inc. Announces CFO Succession

Company Release: July 8, 2013

(Billings, MT) First Interstate BancSystem, Inc. (NASDAQ: FIBK) today announced the appointment of Kevin P. Riley as Executive Vice President and Chief Financial Officer, effective August 15, 2013. Riley will replace Executive Vice President and Chief Financial Officer Terrill R. Moore, who is retiring as Chief Financial Officer, on August 15, 2013. To ensure a smooth transition, Mr. Moore will continue his employment with the Company through June 30, 2014, working on special projects.

Ed Garding, First Interstate BancSystem President and Chief Executive Officer, said “Over the past 34 years, Terry has been instrumental in guiding the growth of our company from a handful of branches in 1979 to currently operating 76 offices throughout Montana, Wyoming and South Dakota. We will miss his wisdom, insight, and dedicated service to our company.”

Looking ahead, Garding said the company is excited to welcome Kevin Riley to its executive team. “Kevin brings 27 years of banking experience to First Interstate. His knowledge and perspective will be very valuable as we continue to position our company for an even greater future.”

Riley most recently served as Executive Vice President and Chief Financial Officer of Berkshire Hills Bancorp, a $5.3 billion financial services holding company headquartered in Pittsfield, MA, since 2007. Prior to 2007, he served in various executive-level positions with KeyCorp, a $90.0 billion bank holding company headquartered in Cleveland, OH. Riley, a certified public accountant, earned a Bachelor’s degree in Business Administration Accounting from Northeastern University in Boston in 1983. He and his wife Laurie, who have four adult children, are looking forward to joining the Billings community. “First Interstate has established itself as a financial and social leader in the communities it serves,” said Riley. “I am thrilled to be joining the executive team and look forward to contributing to the Bank’s future success.”

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $7.4 billion in assets as of March 31, 2013. It is the parent company of First Interstate Bank, a community bank operating 76 banking offices, along with internet and mobile banking services, throughout Montana, Wyoming, and South Dakota. As a recognized leader in community banking services with 25 consecutive years of profitability, First Interstate remains a family business whose culture is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting, with leadership and resources, the communities it serves.

First Interstate BancSystem, Inc.

Investor Relations

Marcy Mutch, +1 406-255-5322

investor.relations@fib.com